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FROM:           Eos International, Inc.
CONTACT:    Pat Pinto Director, Communications and
                        Administration Eos International, Inc.
                        (212) 887- 6869

For Immediate Release

EOS INTERNATIONAL $6.5 MILLION SHORT TERM NOTES EXTENDED

     NEW YORK –April 16, 2002 —Eos International, Inc. (OTCBB: EOSI) has secured an extension of its $6.5 million of short term notes issued to DL Holdings I, L.L.C. and Weichert Enterprises, LLC until May 15, 2002. The short term notes were furnished as part of the company’s acquisition of Regal Greetings &Gifts Corporation last year and had been due on April 15, 2002.

     The agreement terms extend the maturity date of the short term notes until May 15, 2002 and will allow Eos International to continue to pursue additional sources of capital or alternate financing sources for future strategic acquisitions and repayment of the notes. The company also amended the warrants to purchase company common stock issued to the holders and the “put”and “call”provisions covering those warrants.

About Eos International, Inc.

     Eos International, Inc. is a company whose mission is to acquire and grow consumer product companies. In July 2001, the company acquired Discovery Toys, a leading direct seller of educational toys, books and software. On December 17, 2001, Eos International announced that it had completed its purchase of Regal Greetings &Gifts, Inc., one of Canada’s leading direct selling organizations.

     Discovery Toys is the leading direct seller of educational toys, books and software and sells its products through approximately 30,000 Educational Consultants in the U.S. and Canada. Discovery Toys offers more than 200 products and each product is tested to ensure the highest standards of educational quality, play value, durability and safety. Categorized by age level, each item is hand-picked to grow with a child’s natural interests, development levels and evolving learning styles.

     Regal Greetings &Gifts is one of Canada’s leading direct selling organizations with a mission to support, service and provide unique, quality, value-priced products to Canadian consumers through its more than 450,000 Independent Sales Representatives. The Regal product line includes its high quality greeting cards and gift wrap as well as innovative items for personal and home use.

     Certain statements made herein that use the words “estimate” “project” “intend’ ” “expect’” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Eos International to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Eos International’s products, inability to timely develop and introduce new technologies, products and applications and loss of market hare and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Eos International’s business, reference is made to Eos International’s reports filed from time to time with the Securities and Exchange Commission.

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